Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2014 Financial Results

Dallas, Texas – November 6, 2013 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the quarter ended September 28, 2013.

First Quarter Fiscal Year 2014 Compared to First Quarter Fiscal Year 2013

Revenue in the first quarter of fiscal 2014 decreased $3.9 million, or 11.8%, to $29.1 million as higher revenue in the Environmental Systems segment was more than offset by lower revenue in the Process Products segment. The decline in revenue is attributed in part to lower revenue in the EMEA and APAC geographical regions, as well as the impact of transitioning to new manufacturing facilities in the United States and China.

Gross profit decreased in the current quarter by $1.7 million, or 14.8%, to $9.7 million primarily due to the lower revenue. Gross margin decreased as a percent of revenue from 34.5% to 33.4% on changes in product mix between the respective quarters, as well as certain one-time costs and inefficiencies related to the transition of the manufacturing facilities.

Operating expenses increased $0.4 million, or 4.0%, primarily due to higher sales commissions and personnel-related and consulting costs, partially offset by lower bad debt expense in the period.

Interest expense increased in the current quarter to $0.4 million from $0.1 million as a result of an increase in borrowings related to the Company’s two new manufacturing facilities. In the first quarter of fiscal 2013, there was a loss on the extinguishment of debt totaling $0.3 million. There was no similar activity in the first quarter of fiscal 2014.

The net loss attributable to PMFG, Inc. common stockholders was $1.6 million, or ($0.07), per diluted share in the current quarter compared to a loss of $0.3 million, or ($0.01), per diluted share in the prior year quarter.

Reporting Segments

Process Products segment revenue decreased $4.2 million, or 14.6%, to $24.5 million compared to $28.7 million in the prior year. The decline in revenue is attributed to lower revenue in the EMEA and APAC geographical regions, as well as the impact of transitioning to new manufacturing facilities in the United States and China. Segment operating income decreased $2.6 million, or 48.6%, to $2.8 million as a result of the lower revenue and the fixed nature of the Company’s sales and marketing and engineering costs.

Environmental Systems segment revenue increased $0.3 million, or 7.0%, to $4.6 million compared to $4.3 million in the prior year. The higher revenue in fiscal 2014 reflects the increase in bookings throughout fiscal 2013. Projects within the Environmental System segment are generally larger in scope and duration then those in the Process Products segment, which will increase the volatility of revenue between quarters. Segment operating income increased $0.3 million to $0.9 million compared to $0.6 million in the prior year on relative project profitability.

Bookings and Backlog

New project awards or net bookings in the first quarter of fiscal 2014 totaled $42.4 million compared to $24.7 million in the prior year and $43.6 million in the immediately preceding quarter. Backlog at September 28, 2013, which represents the remaining revenue to be recognized on customer contracts, was $97.5 million compared to $84.2 million at the end of fiscal 2013. The increase in backlog reflects the relative strength in bookings both in comparison to the prior year and the immediately preceding quarter. We estimate that approximately 80% of the backlog at the end of the quarter will be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At September 28, 2013, the Company reported $59.9 million of cash and cash equivalents, excluding $5.8 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $193.2 million, net working capital of $75.2 million and a current ratio of 2.7 to 1.0.

Unrestricted cash and cash equivalents increased $6.9 million during the first quarter fiscal 2014 compared to an increase of $7.8 million in the first quarter fiscal 2013. For fiscal year 2014, cash flows included $4.8 million provided by operating activities, ($4.0) million used in investing activities, $5.8 million provided by financing activities and $0.3 million effect of exchange rate changes on cash.

Industry Conditions and Forward Outlook

Peter Burlage, President and Chief Executive Officer, said, “Our outlook for fiscal 2014 is unchanged and we continue to expect revenue growth of 8% to 13% over fiscal 2013 with consolidated gross margins of between 32% and 34% and for operating expenses to increase approximately 4% to 6%. This increase includes an investment of approximately $800,000 in research and development and incremental internal capabilities related to nuclear power generation products and services.”

“As we noted last quarter, our fiscal 2014 roadmap and outlook are built around the Natural Gas Value Chain, Power Generation and the Chemical and Petrochemical industries and I am glad to say we continue to execute on these drivers. Within the Natural Gas Value Chain we have seen business for LNG and pipeline infrastructure in Eastern Europe and China. Power Generation revenue was relatively flat compared to the fiscal fourth quarter, but expect this market to gain momentum as the utility industry switches to more natural gas to meet compliance deadlines and emissions standards in 2015. The Chemical and Petrochemical industries continued to be a bright spot with strength continuing into the fiscal second quarter as demonstrated by our recent announcement of a coal to chemical win in China.”

“In conclusion, I remain optimistic about our prospects and believe market conditions are improving slightly as we anticipated and believe our more cyclical products are poised for a modest recovery throughout fiscal 2014 and beyond.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the first quarter ended September 28, 2013, during a conference call scheduled for Wednesday, November 6, 2013, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 866.515.2912 (domestic) or +1 617.399.5126 (international) and entering access code 84052610, a few minutes before 9:30 a.m. EST on November 6, 2013. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through November 13, 2013 by dialing +1 888.286.8010 (domestic) or +1 617.801.6888 (international) and entering access code 94962281. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on

Form 10-K for the fiscal year ended June 29, 2013. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended September 28,			Three Months Ended September 29,
	2013			2012
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$29,071	$—	$29,071	$32,977	$—	$32,977
Cost of goods sold	19,364	50	19,414	21,585	—	21,585

Gross profit	9,707	(50)	9,657	11,392	—	11,392
Operating expenses	11,367	—	11,367	10,932	—	10,932

Operating income (loss)	(1,660)	(50)	(1,710)	460	—	460
Other income (expense):
Interest income	18	—	18	10	—	10
Interest expense	(438)	—	(438)	(105)	—	(105)
Loss on extinguishment of debt	—	—	—	(291)	291	—
Foreign exchange loss	(203)	—	(203)	(82)	—	(82)
Other income	66	—	66	1	—	1

Income (loss) before income taxes	(2,217)	(50)	(2,267)	(7)	291	284
Income tax (expense) benefit	647	14	661	1	(99)	(98)

Net earnings (loss)	$(1,570)	$(36)	$(1,606)	$(6)	$192	$186

Less net earnings (loss) attributable to noncontrolling interest	$11	—	11	305	—	305

Net earnings (loss) attributible to PMFG	$(1,581)	$(36)	$(1,617)	$(311)	$192	$(119)

Earnings (loss) applicable to PMFG common stockholders	$(1,581)	$(36)	$(1,617)	$(311)	$192	$(119)

Basic loss per share	$(0.07)		$(0.08)	$(0.01)		$(0.01)
Diluted loss per share	$(0.07)		$(0.08)	$(0.01)		$(0.01)
Weighted-average shares outstanding
Basic	21,077		21,077	20,917		20,917
Diluted	21,077		21,077	20,917		20,917
Adjusted EBITDA
Net earnings (loss)			$(1,606)			$186
Depreciation and amortization			578			703
Interest expense, net			420			95
Income tax expense (benefit)			(661)			98

Adjusted EBITDA			$(1,269)			$1,082

	September 28,	June 29,
	2013	2013
Condensed Balance Sheet Information
Current assets	$118,453	$108,473
Non-current assets	74,794	71,638

Total assets	$193,247	$180,111

Current liabilities	$43,280	$33,471
Other non current liabilities	17,054	14,754
Total equity	132,913	131,886

Total liabilities and equity	$193,247	$180,111

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain one-time costs associated with transitioning to our new manufacturing facilities offset by the gain on the sale of the former manufacturing facility in Denton, Texas, in the three months ended September 28, 2013 and the loss on extinguishment of debt in the three months ended September 29, 2012. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.